Earnings Release August 05, 2020
Holly Energy Partners, L.P. Reports Second Quarter Results

•	Reported net income attributable to HEP of $76.5 million or $0.73 per unit

•	Announced quarterly distribution of $0.35 per unit

•	Reported EBITDA of $112.5 million and Adjusted EBITDA of $80.2 million
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the second quarter of 2020. Net income attributable to HEP for the second quarter was $76.5 million ($0.73 per basic and diluted limited partner unit), compared to $45.7 million ($0.43 per basic and diluted limited partner unit) for the second quarter of 2019.
The increase in earnings was primarily due to the recognition of a non-cash gain on sales-type leases resulting from the renewal of a third-party throughput agreement during the second quarter of 2020. A portion of the new throughput agreement met the definition of a sales-type lease, which resulted in a non-cash gain of $33.8 million upon the initial recognition of the sales-type lease during the second quarter. Excluding this gain, net income attributable to HEP for the quarter was $42.6 million ($0.40 per basic and diluted limited partner unit), a decrease of $3.1 million compared to the same period of 2019. The decrease in earnings was mainly due to lower volumes due to demand destruction caused by the COVID-19 pandemic substantially offset by lower operating expenses and lower interest expense.
Distributable cash flow was $65.5 million for the quarter, a decrease of $2.0 million, or 3.0% compared to the second quarter of 2019. HEP declared a quarterly cash distribution of $0.35 per unit on July 23, 2020.
Commenting on our 2020 second quarter results, Michael Jennings, Chief Executive Officer, stated, "As the COVID-19 pandemic continues, HEP remains focused on the health and safety of our employees, communities, and contractors and committed to safe and reliable operations. Despite the challenging economic conditions, our stable and secure cash flows, supported by minimum volume commitment contracts across our asset base, continue to highlight the strength of HEP's business model."
“Looking forward, we are optimistic that the recent improvements we have seen in demand for refined products will continue through the second half of 2020 and drive continued improvement in our volumes."
Our business depends in large part on the demand for the various petroleum products we transport, terminal and store in the markets we serve.  The COVID-19 pandemic has created destruction of demand, as well as lack of forward visibility, for refined products and crude oil transportation, and for the terminalling and storage services that we provide. Over the course of the second quarter, demand for transportation fuels stabilized, and we saw incremental improvement in our volumes late in the quarter. We expect our customers will continue to adjust refinery production levels commensurate with market demand and ultimately expect demand to return to pre-COVID-19 levels.  For additional details of the impact of COVID-19 on our business, please see our Form 10-Q for the quarter ended June 30, 2020.

Second Quarter 2020 Revenue Highlights
Revenues for the second quarter were $114.8 million, a decrease of $15.9 million compared to the second quarter of 2019. The decrease was mainly due to a 26% reduction in overall crude and product pipeline volumes predominantly in our Southwest and Rockies regions.

•
Revenues from our refined product pipelines were $25.1 million, a decrease of $7.5 million compared to the second quarter of 2019. Shipments averaged 158.4 thousand barrels per day ("mbpd") compared to 197.8 mbpd for the second quarter of 2019. The volume and revenue decreases were mainly due to lower volumes on pipelines servicing HFC's Navajo refinery, Delek's Big Spring refinery and our UNEV pipeline as well as the recording of certain pipeline tariffs as interest income as the related throughput contract renewals were determined to be sales-type leases.

•
Revenues from our intermediate pipelines were $7.5 million, an increase of $0.2 million compared to the second quarter of 2019, due to contractual tariff escalators. Shipments averaged 128.5 mbpd for the second quarter of 2020 compared to 141.3 mbpd for the second quarter of 2019. The decrease in volumes was mainly due to lower throughputs on our intermediate pipelines servicing HFC's Navajo refinery while revenue remained relatively constant mainly due to contractual minimum volume guarantees.

•
Revenues from our crude pipelines were $26.4 million, a decrease of $6.0 million compared to the second quarter of 2019, and shipments averaged 338.4 mbpd compared to 510.9 mbpd for the second quarter of 2019. The decreases were mainly attributable to decreased volumes on our crude pipeline systems in New Mexico and Texas and on our crude pipeline systems in Wyoming and Utah.

•
Revenues from terminal, tankage and loading rack fees were $36.3 million, a decrease of $2.8 million compared to the second quarter of 2019. Refined products and crude oil terminalled in the facilities averaged 418.0 mbpd compared to 490.9 mbpd for the second quarter of 2019. The volume and revenue decreases were mainly due to demand destruction associated with COVID-19 across most of our facilities. Revenue did not decrease in proportion to the decrease in volumes mainly due to contractual minimum volume guarantees.

•
Revenues from refinery processing units were $19.6 million, an increase of $0.2 million compared to the second quarter of 2019, and throughputs averaged 49.9 mbpd compared to 77.7 mbpd for the second quarter of 2019. The decrease in volumes was mainly due to reduced throughput for both our Woods Cross and El Dorado processing units while revenue remained relatively constant mainly due to contractual minimum volume guarantees.

Six Months Ended June 30, 2020 Revenue Highlights
Revenues for the six months ended June 30, 2020, were $242.7 million, a decrease of $22.6 million compared to the six months ended June 30, 2019. The decrease was mainly attributable to a 22% reduction in overall crude and product pipeline volumes predominantly in our Southwest and Rockies regions.

•
Revenues from our refined product pipelines were $59.9 million, a decrease of $8.9 million compared to the six months ended June 30, 2019. Shipments averaged 169.0 mbpd compared to 204.8 mbpd for the six months ended June 30, 2019. The volume and revenue decreases were mainly due to lower volumes on pipelines servicing HFC's Navajo refinery, Delek's Big Spring refinery and our UNEV pipeline as well as the recording of certain pipeline tariffs as interest income as the related throughput contract renewals were determined to be sales-type leases.

•
Revenues from our intermediate pipelines were $14.9 million, an increase of $0.4 million compared to the six months ended June 30, 2019. Shipments averaged 135.3 mbpd compared to 136.1 mbpd for the six months ended June 30, 2019.

•
Revenues from our crude pipelines were $54.5 million, a decrease of $9.4 million compared to the six months ended June 30, 2019. Shipments averaged 367.8 mbpd compared to 519.1 mbpd for the six months ended June 30, 2019. The decreases were mainly attributable to decreased volumes on our crude pipeline systems in New Mexico and Texas and on our crude pipeline systems in Wyoming and Utah.

•
Revenues from terminal, tankage and loading rack fees were $73.8 million, a decrease of $2.9 million compared to the six months ended June 30, 2019. Refined products and crude oil terminalled in the facilities averaged 446.8 mbpd compared to 466.9 mbpd for the six months ended June 30, 2019. The volume and revenue decreases were mainly due to demand destruction associated with COVID-19 across most of our facilities.

•
Revenues from refinery processing units were $39.5 million, a decrease of $1.8 million compared to the six months ended June 30, 2019. Throughputs averaged 59.8 mbpd compared to 71.8 mbpd for the six months ended June 30, 2019. The decrease in volumes was mainly due to reduced throughput for both our Woods Cross and El Dorado processing units. Revenues were higher in the six months ended June 30, 2019 due to an adjustment in revenue recognition recorded during that period.

Operating Costs and Expenses Highlights
Operating costs and expenses were $62.3 million and $124.0 million for the three and six months ended June 30, 2020, respectively, representing decreases of $4.5 million and $6.8 million from the three and six months ended June 30, 2019, respectively. The decreases were mainly due to lower rental expenses, maintenance costs and variable costs such as electricity and chemicals associated with lower volumes.
Interest expense was $13.8 million and $31.5 million for the three and six months ended June 30, 2020, respectively, representing decreases of $5.5 million and $6.7 million over the same periods of 2019. The decreases were mainly due to market interest rate decreases under our senior secured revolving credit facility and refinancing our $500 million of 6.0% senior notes with $500 million of 5.0% senior notes.

We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at:

https://event.on24.com/wcc/r/2395468/9DD5DBA8D23CE64297284CDD08F9FEBA

An audio archive of this webcast will be available using the above noted link through August 18, 2020.
About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Texas, New Mexico, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas, as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	the extraordinary market environment and effects of the COVID-19 pandemic, including the continuation of a material decline in demand for refined petroleum products in markets we serve;

•
risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals and refinery processing units;

•
the economic viability of HollyFrontier Corporation, our other customers and our joint ventures' other customers, including any refusal or inability of our or our joint ventures' customers or counterparties to perform their obligations under their contracts;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•
the possibility of temporary or permanent reductions in production or shutdowns at refineries utilizing our pipelines, terminal facilities and refinery processing units, due to reasons such as infection in the workforce, in response to reductions in demand or lower gross margins due to the economic impact of the COVID-19 pandemic, and any potential asset impairments resulting from such actions;

•
the effects of current and future government regulations and policies, including the effects of current and future restrictions on various commercial and economic activities in response to the COVID-19 pandemic;

•	delay by government authorities in issuing permits necessary for our business or our capital projects;

•	our and our joint venture partners' ability to complete and maintain operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist or cyber attacks and the consequences of any such attacks;

•	general economic conditions, including uncertainty regarding the timing, pace and extent of an economic recovery in the United States;

•	the impact of recent or proposed changes in tax laws and regulations that affect master limited partnerships; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and the six months ended June 30, 2020 and 2019.

	Three Months Ended June 30,		Change from
	2020	2019	2019
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$16,302	$20,759	$(4,457)
Affiliates – intermediate pipelines	7,475	7,297	178
Affiliates – crude pipelines	19,311	20,651	(1,340)
	43,088	48,707	(5,619)
Third parties – refined product pipelines	8,750	11,778	(3,028)
Third parties – crude pipelines	7,116	11,778	(4,662)
	58,954	72,263	(13,309)
Terminals, tanks and loading racks:
Affiliates	32,902	34,263	(1,361)
Third parties	3,378	4,826	(1,448)
	36,280	39,089	(2,809)

Affiliates - refinery processing units	19,573	19,399	174

Total revenues	114,807	130,751	(15,944)
Operating costs and expenses
Operations	34,737	40,602	(5,865)
Depreciation and amortization	25,034	24,247	787
General and administrative	2,535	1,988	547
	62,306	66,837	(4,531)
Operating income	52,501	63,914	(11,413)

Equity in earnings of equity method investments	2,156	1,783	373
Interest expense, including amortization	(13,779)	(19,230)	5,451
Interest income	2,813	551	2,262
Gain on sales-type leases	33,834	—	33,834
Gain on sale of assets and other	468	111	357
	25,492	(16,785)	42,277
Income before income taxes	77,993	47,129	30,864
State income tax benefit (expense)	(39)	30	(69)
Net income	77,954	47,159	30,795
Allocation of net income attributable to noncontrolling interests	(1,484)	(1,469)	(15)
Net income attributable to Holly Energy Partners	$76,470	$45,690	$30,780
Limited partners’ earnings per unit – basic and diluted	$0.73	$0.43	$0.30
Weighted average limited partners’ units outstanding	105,440	105,440	—
EBITDA(1)	$112,509	$88,586	$23,923
Adjusted EBITDA(1)	$80,168	$88,586	$(8,418)
Distributable cash flow(2)	$65,456	$67,486	$(2,030)

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	100,524	130,802	(30,278)
Affiliates – intermediate pipelines	128,464	141,345	(12,881)
Affiliates – crude pipelines	252,570	370,351	(117,781)
	481,558	642,498	(160,940)
Third parties – refined product pipelines	57,876	66,963	(9,087)
Third parties – crude pipelines	85,851	140,555	(54,704)
	625,285	850,016	(224,731)
Terminals and loading racks:
Affiliates	372,093	431,509	(59,416)
Third parties	45,876	59,343	(13,467)
	417,969	490,852	(72,883)

Affiliates – refinery processing units	49,891	77,728	(27,837)

Total for pipelines and terminal assets (bpd)	1,093,145	1,418,596	(325,451)

	Six Months Ended June 30,		Change from
	2020	2019	2019
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$36,385	$41,491	$(5,106)
Affiliates – intermediate pipelines	14,949	14,578	371
Affiliates – crude pipelines	39,704	41,772	(2,068)
	91,038	97,841	(6,803)
Third parties – refined product pipelines	23,548	27,382	(3,834)
Third parties – crude pipelines	14,840	22,140	(7,300)
	129,426	147,363	(17,937)
Terminals, tanks and loading racks:
Affiliates	66,496	66,669	(173)
Third parties	7,282	9,998	(2,716)
	73,778	76,667	(2,889)

Affiliates - refinery processing units	39,457	41,218	(1,761)

Total revenues	242,661	265,248	(22,587)
Operating costs and expenses
Operations	69,718	78,121	(8,403)
Depreciation and amortization	49,012	48,071	941
General and administrative	5,237	4,608	629
	123,967	130,800	(6,833)
Operating income	118,694	134,448	(15,754)

Equity in earnings of equity method investments	3,870	3,883	(13)
Interest expense, including amortization	(31,546)	(38,252)	6,706
Interest income	5,031	1,079	3,952
Loss on early extinguishment of debt	(25,915)	—	(25,915)
Gain on sales-type leases	33,834	—	33,834
Gain (loss) on sale of assets and other	974	(199)	1,173
	(13,752)	(33,489)	19,737
Income before income taxes	104,942	100,959	3,983
State income tax expense	(76)	(6)	(70)
Net income	104,866	100,953	3,913
Allocation of net income attributable to noncontrolling interests	(3,535)	(4,081)	546
Net income attributable to Holly Energy Partners	$101,331	$96,872	$4,459
Limited partners’ earnings per unit—basic and diluted	$0.96	$0.92	$0.04
Weighted average limited partners’ units outstanding	105,440	105,440	—
EBITDA(1)	$176,934	$182,122	$(5,188)
Adjusted EBITDA(1)	$171,276	$182,122	$(10,846)
Distributable cash flow(2)	$136,164	$138,085	$(1,921)

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	115,245	130,805	(15,560)
Affiliates – intermediate pipelines	135,288	136,116	(828)
Affiliates – crude pipelines	278,801	385,490	(106,689)
	529,334	652,411	(123,077)
Third parties – refined product pipelines	53,756	73,975	(20,219)
Third parties – crude pipelines	89,027	133,565	(44,538)
	672,117	859,951	(187,834)
Terminals and loading racks:
Affiliates	400,911	402,909	(1,998)
Third parties	45,910	64,028	(18,118)
	446,821	466,937	(20,116)

Affiliates – refinery processing units	59,843	71,816	(11,973)

Total for pipelines and terminal assets (bpd)	1,178,781	1,398,704	(219,923)

(1)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus (i) loss on early extinguishment of debt and (ii) pipeline tariffs not included in revenues due to impacts from lease accounting for certain pipeline tariffs minus (iii) gain on sales-type leases and (iv) pipeline lease payments not included in operating costs and expenses. Portions of our minimum guaranteed pipeline tariffs for assets subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. These pipeline tariffs were previously recorded as revenues prior to the renewal of the throughput agreement, which triggered sales-type lease accounting. Similarly, certain pipeline lease payments were previously recorded as operating costs and expenses, but the underlying lease was reclassified from an operating lease to a financing lease, and these payments are now recoded as interest expense and reductions in the lease liability. EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30, 2020
	2020	2019	2020	2019
	(In thousands)
Net income attributable to Holly Energy Partners	$76,470	$45,690	$101,331	$96,872
Add (subtract):
Interest expense	13,779	19,230	31,546	38,252
Interest Income	(2,813)	(551)	(5,031)	(1,079)
State income tax (benefit) expense	39	(30)	76	6
Depreciation and amortization	25,034	24,247	49,012	48,071
EBITDA	112,509	88,586	176,934	182,122
Loss on early extinguishment of debt	—	—	25,915	—
Gain on sales-type leases	(33,834)	—	(33,834)	—
Pipeline tariffs not included in revenues	3,099	—	5,474	—
Lease payments not included in operating costs	(1,606)	—	(3,213)	—
Adjusted EBITDA	$80,168	$88,586	$171,276	$182,122

(2)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended June 30,		Six Months Ended June 30, 2020
	2020	2019	2020	2019
	(In thousands)
Net income attributable to Holly Energy Partners	$76,470	$45,690	$101,331	$96,872
Add (subtract):
Depreciation and amortization	25,034	24,247	49,012	48,071
Amortization of discount and deferred debt charges	842	769	1,641	1,535
Loss on early extinguishment of debt	—	—	25,915	—
Revenue recognized greater than customer billings	(44)	(297)	(501)	(3,331)
Maintenance capital expenditures (3)	(1,140)	(625)	(3,627)	(1,360)
Increase (decrease) in environmental liability	157	(277)	158	(555)
Decrease in reimbursable deferred revenue	(3,005)	(2,061)	(5,805)	(3,640)
Gain on sales-type leases	(33,834)	—	(33,834)	—
Other	976	40	1,874	493
Distributable cash flow	$65,456	$67,486	$136,164	$138,085

(3)
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.

Set forth below is certain balance sheet data.

	June 30,	December 31,
	2020	2019
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$18,913	$13,287
Working capital	$34,977	$20,758
Total assets	$2,221,783	$2,199,232
Long-term debt	$1,486,648	$1,462,031
Partners' equity	$380,723	$381,103

FOR FURTHER INFORMATION, Contact:

John Harrison, Senior Vice President and
Chief Financial Officer and Treasurer
Craig Biery, Director, Investor Relations
Holly Energy Partners, L.P.
214-954-6511